November 5, 2026

Amended Statement of Compliance

Re: BMO 2024-C10 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2024-C10 (the “Securitization”)

KeyBank National Association (“KeyBank”) is the master servicer pursuant to that certain Pooling and Servicing Agreement, dated as of November 1, 2024 (the “PSA”), among BMO Commercial Mortgage Securities, LLC, as Depositor, KeyBank, as Master Servicer, 3650 REIT Loan Servicing LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer, Citibank, N.A., as Certificate Administrator, and Wilmington Savings Fund Society, FSB, as Trustee. Capitalized terms used herein but not otherwise defined shall have their respective meanings as set forth in the PSA.

KeyBank filed a Statement of Compliance, dated February 23, 2026 (the “Original Statement of Compliance”), with respect to the Securitization for the January 1, 2025 through December 31, 2025 reporting period (the “Reporting Period”).

KeyBank has determined it needs to amend its Original Statement of Compliance for the Reporting Period.

I, Andrew J. Lindenman, in my capacity as Vice President of KeyBank, do hereby state that:

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A review of the master servicing activities of KeyBank during the Reporting Period and of KeyBank’s performance under the PSA has been made under my supervision; and,

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To the best of my knowledge, based on such review, except as described on Appendix A, KeyBank has fulfilled all of its obligations under the PSA in all material respects throughout the Reporting Period.

By: /s/ Andrew J. Lindenman
Name: Andrew J. Lindenman
Title: Vice President

APPENDIX A

Identified Issue

KeyBank has identified that it did not comply in all respects with respect to its delivery obligations of CREFC® Schedule AL Files and Schedule AL Additional Files required pursuant to Section 4.02(b) of the PSA. KeyBank delivered updated CREFC® Schedule AL Files and Schedule AL Additional Files to the Certificate Administrator as and when required pursuant to Section 4.02(b) of the PSA each month during the Reporting Period, but (i) in each case, KeyBank also delivered the Initial Schedule AL File and Initial Schedule AL Additional File originally filed on the closing date of the Securitization together with the updated CREFC® Schedule AL File and Schedule AL Additional File, (ii) such updated CREFC® Schedule AL Files and Schedule AL Additional Files were not clearly labeled and could not be distinguished by their filenames from the Initial Schedule AL File and Initial Schedule AL Additional File, and (iii) KeyBank did not communicate to the Certificate Administrator that both the initial and updated files were delivered together or that only the updated CREFC® Schedule AL Files and Schedule AL Additional Files should be filed. As a result, the parties’ respective understandings concerning file identification and selection were not aligned and the Certificate Administrator filed the Initial Schedule AL File instead of the updated CREFC® Schedule AL File each month for each affected monthly reporting period.

Management’s Remediation Plan

We understand that, on October 1-2, 2026, the Certificate Administrator filed a Form 10-D/A and Form ABS-EE/A with respect to each month during the Reporting Period to place on file the updated CREFC® Schedule AL File related to such Form 10-D report.

KeyBank is not aware of any other identification or selection related incidents with respect to its CREFC® Schedule AL File delivery obligations, but as a result of the reporting issues identified above, KeyBank has developed and implemented enhanced procedures to address and resolve the communication and file-identification issues that contributed to the reporting issues identified above and to ensure KeyBank’s compliance with its ongoing delivery obligations of CREFC® Schedule AL Files and Schedule AL Additional Files. These enhanced processes include, in connection with all securitizations where KeyBank is responsible for delivering Schedule AL Files and Schedule AL Additional Files, a stated requirement that KeyBank will (1) deliver to the required parties under the related pooling and servicing agreement only the updated Schedule AL files and updated Schedule AL additional files for the applicable monthly (or other) reporting period in the format required pursuant to the related pooling and servicing agreement and label such files with the name of the applicable deal and with applicable exhibit designations and (2) not deliver initial Schedule AL files or initial Schedule AL additional files unless expressly requested by the certificate administrator, in which case it will clearly communicate and identify to the certificate administrator that the initial Schedule AL files and initial Schedule AL additional files should not be used for filing purposes for any reporting period.

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